Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Steve Filton
	Chief Financial Officer	February 28, 2011
610-768-3300

UNIVERSAL HEALTH SERVICES, INC. REPORTS

2010 FOURTH QUARTER AND FULL YEAR EARNINGS PER DILUTED SHARE

AND 2011 EARNINGS GUIDANCE

Consolidated Results of Operations, As Reported - Three-month periods ended December 31, 2010 and 2009:

KING OF PRUSSIA, PA – Universal Health Services, Inc. (NYSE: UHS) announced today that its reported net income attributable to UHS was $37.2 million, or $.38 per diluted share, during the fourth quarter of 2010 as compared to $60.9 million, or $.62 per diluted share, during the comparable prior year quarter. Net revenues increased 21% to $1.56 billion during the fourth quarter of 2010 as compared to $1.29 billion during the fourth quarter of 2009. The increase in net revenues during the fourth quarter of 2010, as compared to the comparable quarter of the prior year, was due primarily to the revenues generated at the behavioral health care facilities acquired from Psychiatric Solutions, Inc. (“PSI”) in November, 2010, as discussed below.

Consolidated Results of Operations, As Reported – Years ended December 31, 2010 and 2009:

Reported net income attributable to UHS was $230.2 million, or $2.34 per diluted share, during the year ended December 31, 2010 as compared to $260.4 million, or $2.64 per diluted share, during 2009. Net revenues increased 7% to $5.57 billion during 2010 as compared to $5.20 billion during 2009.

Consolidated Results of Operations, As Adjusted – Three-month periods ended December 31, 2010 and 2009:

After adjusting the reported results for the three-month periods ended December 31, 2010 and 2009 to neutralize the net impact of the items mentioned below, and as reflected on the attached Schedules of Non-GAAP Supplemental Consolidated Statements of Income Information (“Supplemental Schedules”), our adjusted net income attributable to UHS was $57.5 million, or $.58 per diluted share, during the fourth quarter of 2010 as compared to $56.5 million, or $.57 per diluted share, during the fourth quarter of 2009. Included in the reported and adjusted net income attributable to UHS during the fourth quarter of 2009 was $3.4 million, or $.03 per diluted share, recorded in connection with the completion of a hospital construction management contract.

As indicated on the attached Supplemental Schedules, included in our net income attributable to UHS during the three-month period ended December 31, 2010, was a net charge of $20.4 million, or $.20 per diluted share, consisting of: (i) the unfavorable after-tax impact of $24.9 million, or $.25 per diluted share, resulting from the recording of transaction fees incurred in connection with our acquisition of PSI; (ii) the unfavorable after-tax impact of $9.2 million, or $.09 per diluted share, resulting from the charge incurred in connection with the previously disclosed split-dollar life insurance agreements; (iii) the unfavorable after-tax impact of $4.1 million, or $.04 per diluted share, resulting from the write-off of certain construction costs, partially offset by; (iv) the favorable after-tax impact of $17.9 million, or $.18 per diluted share, resulting from a reduction to our professional and general liability self-insurance reserves relating to years prior to 2010 based upon a reserve analysis,

As indicated on the attached Supplemental Schedule, included in our reported net income attributable to UHS during the three-month period ended December 31, 2009, was a favorable after-tax impact of $4.4 million, or $.05 per diluted share, resulting from a reduction to our workers’ compensation self-insurance reserves relating primarily to years prior to 2009 based upon a reserve analysis.

Consolidated Results of Operations, As Adjusted – Years ended December 31, 2010 and 2009:

After adjusting the reported results for the years ended December 31, 2010 and 2009 to neutralize the impact of the items mentioned below, and as reflected on the attached Supplemental Schedule, our adjusted net income attributable to UHS was $249.8 million, or $2.54 per diluted share, during 2010 as compared to $246.2 million, or $2.49 per diluted share, during 2009.

As indicated on the attached Supplemental Schedules, included in our net income attributable to UHS during the year ended December 31, 2010, was a net charge of $19.6 million, or $.20 per diluted share, consisting of: (i) the unfavorable after-tax impact of $38.7 million, or $.39 per diluted share, resulting from the recording of transaction fees incurred in connection with our acquisition of PSI; (ii) the unfavorable after-tax impact of $9.2 million, or $.09 per diluted share, resulting from the charge incurred in connection with split-dollar life insurance agreements; (iii) the unfavorable after-tax impact of $4.1 million, or $.04 per diluted share, resulting from the write-off of certain construction costs, partially offset by; (iv) the favorable after-tax impact of $28.1 million, or $.28 per diluted share, resulting from a reduction to our professional and general liability self-insurance reserves relating to years prior to 2010 based upon a reserve analysis, and; (v) a favorable discrete tax item $4.3 million, or $.04 per diluted share, related to the estimated non-deductible portion of the South Texas Health System settlement with the government based upon the final agreement.

As indicated on the attached Supplemental Schedule, included in our reported net income attributable to UHS during the year ended December 31, 2009, was a combined net favorable impact of $14.2 million, or $.15 per diluted share, resulting from: (i) the favorable after-tax adjustment of $4.4 million, or $.05 per diluted share, resulting from a reduction to our workers’ compensation self-insurance reserves relating primarily to years prior to 2009 based upon a reserve analysis; (ii) the favorable after-tax adjustment of $14.2 million, or $.14 per diluted share, resulting from a reduction to our professional and general liability self-insurance reserves relating to years prior to 2009 based upon a reserve analysis, partially offset by; (iii) an unfavorable discrete tax item of $4.3 million, or $.04 per diluted share, related to the estimated non-deductible portion of the South Texas Health System settlement with the government.

“For the last two years, the overall weakness in the economy has created a very challenging operating environment”, said Alan B. Miller, Chief Executive Officer. “We look to 2011 and beyond with renewed enthusiasm, however, as we begin to see signs of gradual recovery in a number of our markets. Additionally, we continue to be excited at the prospect of overseeing the premier behavioral health platform in the industry and look forward to the opportunities this will allow us to create over the course of the next several years.”

The PSI Acquisition:

In November, 2010, we completed the acquisition of Psychiatric Solutions Inc. (“PSI”) for a total purchase price of $3.04 billion consisting of $1.96 billion in cash plus the assumption of approximately $1.08 billion of PSI’s debt, the majority of which has since been refinanced. PSI was formerly the largest operator of freestanding inpatient behavioral health care facilities operating a total of 105 inpatient and outpatient facilities in 32 states, Puerto Rico, and the U.S. Virgin Islands.

Acute Care Services - Three-month periods ended December 31, 2010 and 2009:

At our acute care hospitals owned during both periods (“same facility basis”), adjusted admissions (adjusted for outpatient activity) were relatively unchanged while adjusted patient days increased 0.3% during the fourth quarter of 2010, as compared to the fourth quarter of 2009. Net revenues at these facilities increased 2.3% during the fourth quarter of 2010 as compared to the comparable quarter of the prior year. At these facilities, net revenue per adjusted admission increased 2.4% while net revenue per adjusted patient day increased 2.0% during the fourth quarter of 2010 as compared to the comparable quarter of the prior year. On a same facility basis, the operating margin (net revenues less salaries, wages and benefits, other operating expenses, supplies expense and provision for doubtful accounts, excluding the items indicated on the Supplemental Schedules) at our acute care hospitals increased to 14.4% during the fourth quarter of 2010 as compared to 13.5% during the fourth quarter of 2009. The increased operating margin for our acute care facilities during the fourth quarter of 2010, as compared to the comparable quarter of the prior year, was due primarily to improvements in the operating environments of several of our local markets, including Las Vegas, Nevada.

We provide care to patients who meet certain financial or economic criteria without charge or at amounts substantially less than our established rates. Because we do not pursue collection of amounts determined to qualify as charity care, they are not reported in net revenues or in accounts receivable, net. Our acute care hospitals provided charity care and uninsured discounts, based on charges at established rates, amounting to $208 million and $162 million during the three-month periods ended December 31, 2010 and 2009, respectively.

Acute Care Services – Years ended December 31, 2010 and 2009:

During the year ended December 31, 2010, on a same facility basis, adjusted admissions to our acute care facilities increased 1.3% while adjusted patient days increased 0.7%, as compared to 2009. Net revenues at our acute care facilities increased 2.4% during 2010 as compared to 2009. At these facilities, net revenue per adjusted admission increased 1.0% while net revenue per adjusted patient day increased 1.7% during 2010 as compared to 2009. On a same facility basis, the operating margin at our acute care hospitals decreased to 14.5% during 2010 as compared to 15.3% during 2009.

Our acute care hospitals provided charity care and uninsured discounts, based on charges at established rates, amounting to $807 million and $671 million during 2010 and 2009, respectively.

Behavioral Health Care Services - Three-month periods ended December 31, 2010 and 2009:

At our behavioral health care facilities, on a same facility basis, adjusted admissions increased 5.1% while adjusted patient days decreased 0.4% during the fourth quarter of 2010 as compared to the fourth quarter of 2009. Net revenues at these facilities increased 5.9% during the fourth quarter of 2010 as compared to the comparable quarter in the prior year. At these facilities, net revenue per adjusted admission increased 0.4% while net revenue per adjusted patient day increased 5.9% during the fourth quarter of 2010 over the comparable prior year quarter. The operating margin at our behavioral health care facilities owned during both periods decreased to 24.0% during the fourth quarter of 2010 as compared to 24.6% during the fourth quarter of 2009.

Behavioral Health Care Services – Years ended December 31, 2010 and 2009:

During the year ended December 31, 2010, on a same facility basis, adjusted admissions to our behavioral health care facilities increased 4.2% while adjusted patient days increased 1.7%, as compared to 2009. Net revenues at our behavioral health care facilities increased 6.0% during 2010 as compared to 2009. At these facilities, net revenue per adjusted admission increased 1.4% while net revenue per adjusted patient day increased 3.9% during 2010 as compared to 2009. On a same facility basis, the operating margin at our behavioral health facilities increased to 26.0% during 2010 as compared to 24.9% during 2009.

2011 Full Year Guidance:

Our estimated range of earnings per diluted share attributable to UHS for the year ended December 31, 2011 is $3.50 to $3.65 on projected net revenues of $7.6 billion to $7.7 billion.

This guidance range is based upon the operating trends and financial results experienced during 2010 and include the projected results for the facilities acquired by us from PSI in November, 2010. This guidance range excludes the impact of items, if applicable, that are nonrecurring or non-operational in nature including items such as, but not limited to, gains on sales of assets and businesses, reserves for settlements, legal judgments and lawsuits and other amounts that may be reflected in our 2011 financial statements that relate to prior periods. It is also subject to certain conditions including those as set forth below in General Information, Forward-Looking Statements and Risk Factors and Non-GAAP Financial Measures.

Conference Call Information:

We will hold a conference call for investors and analysts at 9:00 a.m. eastern time on March 1, 2011. The dial-in number is 1-877-648-7971. A digital recording of the conference call will be available two hours after the completion of the conference call on March 1, 2011 and will continue through midnight on March 15, 2011. The recording can be accessed by calling 1-800-642-1687 and entering the conference ID number 39875831. This call will also be available live over the internet at our web site at www.uhsinc.com. The webcast is also being distributed through the Thomson StreetEvents Network. Individual investors can listen to the call at www.earnings.com, Thomson’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson StreetEvents at www.streetevents.com.

General Information, Forward-Looking Statements and Risk Factors and Non-GAAP Financial Measures:

Universal Health Services, Inc. (“UHS”) is one of the nation’s largest hospital companies, operating acute care and behavioral health hospitals and ambulatory centers nationwide and in Puerto Rico and the U.S. Virgin Islands. It acts as the advisor to Universal Health Realty Income Trust, a real estate investment trust (NYSE:UHT). For additional information on the Company, visit our web site: http://www.uhsinc.com.

This press release contains forward-looking statements based on current management expectations. Numerous factors, including those disclosed herein, those related to healthcare industry trends and those detailed in our filings with the Securities and Exchange Commission (as set forth in Item 1A-Risk Factors and in Item 7-Forward-Looking Statements and Risk Factors in our Form 10-K for the year ended December 31, 2010), may cause the results to differ materially from those anticipated in the forward-looking statements. Many of the factors that will determine our future results are beyond our capability to control or predict. These statements are subject to risks and uncertainties and therefore actual results may differ materially. Readers should not place undue reliance on such forward-looking statements which reflect management’s view only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

We believe that operating income, operating margin, adjusted net income attributable to UHS, adjusted net income attributable to UHS per diluted share and earnings before interest, taxes, depreciation and amortization (“EBITDA”), which are non-GAAP financial measures (“GAAP” is Generally Accepted Accounting Principles in the United States of America), are helpful to our investors as measures of our operating performance. In addition, we believe that, when applicable, comparing and discussing our financial results based on these measures, as calculated, is helpful to our investors since it neutralizes the effect in each year of items that are nonrecurring or non-operational in nature including items such as, but not limited to, gains on sales of assets and businesses, reserves for settlements, legal judgments and lawsuits and other amounts that may be reflected in the current or prior year financial statements that relate to prior periods. To obtain a complete understanding of our financial performance these measures should be examined in connection with net income, determined in accordance with GAAP, as presented in the condensed consolidated financial statements and notes thereto in this report or in our other filings with the Securities and Exchange Commission including our Report on Form 10-K for the year ended December 31, 2010. Since the items included or excluded from these measures are significant components in understanding and assessing financial performance under GAAP, these measures should not be considered to be alternatives to net income as a measure of our operating performance or profitability. Since these measures, as presented, are not determined in accordance with GAAP and are thus susceptible to varying calculations, they may not be comparable to other similarly titled measures of other companies. Investors are encouraged to use GAAP measures when evaluating our financial performance.

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Universal Health Services, Inc.

Consolidated Statements of Income

(in thousands, except per share amounts)

(unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2010	2009	2010	2009

Net revenues	$1,559,453	$1,291,211	$5,568,185	$5,202,379

Operating charges:
Salaries, wages and benefits	707,882	562,931	2,423,102	2,204,422
Other operating expenses	272,873	235,016	1,005,288	994,923
Supplies expense	189,327	177,219	733,093	699,249
Provision for doubtful accounts	144,288	127,869	546,909	508,603
Depreciation and amortization	60,849	51,279	223,915	204,703
Lease and rental expense	22,413	18,035	76,961	69,947
Transaction costs	31,105	0	53,220	0

	1,428,737	1,172,349	5,062,488	4,681,847

Income from operations	130,716	118,862	505,697	520,532
Interest expense, net	41,468	10,513	77,600	45,810

Income before income taxes	89,248	108,349	428,097	474,722
Provision for income taxes	38,432	39,167	152,302	170,475

Net income	50,816	69,182	275,795	304,247
Less: Income attributable to noncontrolling interests	13,634	8,317	45,612	43,874

Net income attributable to UHS	$37,182	$60,865	$230,183	$260,373

Basic earnings per share attributable to UHS (a)	$0.38	$0.62	$2.37	$2.65

Diluted earnings per share attributable to UHS (a)	$0.38	$0.62	$2.34	$2.64

Universal Health Services, Inc.

Footnotes to Consolidated Statements of Income

(in thousands, except per share amounts)

(unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2010	2009	2010	2009

(a) Earnings per share calculation:

Basic and diluted:
Net income attributable to UHS	$37,182	$60,865	$230,183	$260,373
Less: Net income attributable to unvested restricted share grants	(92)	(234)	(918)	(1,146)

Net income attributable to UHS - basic and diluted	$37,090	$60,631	$229,265	$259,227

Weighted average number of common shares - basic	97,125	97,290	96,786	97,794

Basic earnings per share attributable to UHS:	$0.38	$0.62	$2.37	$2.65

Weighted average number of common shares	97,125	97,290	96,786	97,794
Add: Other share equivalents	1,328	790	1,187	481

Weighted average number of common shares and equiv. - diluted	98,453	98,080	97,973	98,275

Diluted earnings per share attributable to UHS:	$0.38	$0.62	$2.34	$2.64

Universal Health Services, Inc.

Schedule of Non-GAAP Supplemental Consolidated Statements of Income Information (“Supplemental Schedule”)

For the three months ended December 31, 2010 and 2009

(in thousands, except per share amounts)

(unaudited)

	Three months ended December 31, 2010		Three months ended December 31, 2009

Net revenues	$1,559,453	100.0%	$1,291,211	100.0%

Operating charges:
Salaries, wages and benefits	707,882	45.4%	562,931	43.6%
Other operating expenses	272,873	17.5%	235,016	18.2%
Supplies expense	189,327	12.1%	177,219	13.7%
Provision for doubtful accounts	144,288	9.3%	127,869	9.9%

	1,314,370	84.3%	1,103,035	85.4%

Operating income/margin	245,083	15.7%	188,176	14.6%

Lease and rental expense	22,413		18,035
Income attributable to noncontrolling interests	13,634		8,317

Earnings before, depreciation and amortization, interest expense, and income taxes	209,036		161,824

Depreciation and amortization	60,849		51,279
Interest expense, net	41,468		10,513
Transaction costs	31,105		0

Income before income taxes	75,614		100,032

Provision for income taxes	38,432		39,167

Net income attributable to UHS	$37,182		$60,865

	Three months ended December 31, 2010		Three months ended December 31, 2009
	Amount	Per Diluted Share	Amount	Per Diluted Share
Calculation of Adjusted Net Income Attributable to UHS
Net income attributable to UHS	$37,182	$0.38	$60,865	$0.62
Plus/minus adjustments:
Acquisition transaction costs, net of income taxes	24,933	0.25	—	—
Reduction of reserves relating to prior years for professional and general liability self-insured claims, net of income taxes	(17,915)	(0.18)	—	—
Write-off certain construction costs, net of income taxes	4,133	0.04	—	—
Charge recorded in connection with split-dollar life insurance agreements	9,207	0.09	—	—
Reduction of reserves relating to prior years for workers’ compensation self-insured claims, net of income taxes	—	—	(4,350)	(0.05)

Subtotal after-tax adjustments to net income attributable to UHS	20,358	0.20	(4,350)	(0.05)

Adjusted net income attributable to UHS	$57,540	$0.58	$56,515	$0.57

Universal Health Services, Inc.

Schedule of Non-GAAP Supplemental Consolidated Statements of Income Information (“Supplemental Schedule”)

For the twelve months ended December 31, 2010 and 2009

(in thousands, except per share amounts)

(unaudited)

	Twelve months ended December 31, 2010		Twelve months ended December 31, 2009

Net revenues	$5,568,185	100.0%	$5,202,379	100.0%

Operating charges:
Salaries, wages and benefits	2,423,102	43.5%	2,204,422	42.4%
Other operating expenses	1,005,288	18.1%	994,923	19.1%
Supplies expense	733,093	13.2%	699,249	13.4%
Provision for doubtful accounts	546,909	9.8%	508,603	9.8%

	4,708,392	84.6%	4,407,197	84.7%

Operating income/margin	859,793	15.4%	795,182	15.3%

Lease and rental expense	76,961		69,947
Income attributable to noncontrolling interests	45,612		43,874

Earnings before, depreciation and amortization, interest expense, and income taxes	737,220		681,361

Depreciation and amortization	223,915		204,703
Interest expense, net	77,600		45,810
Transaction costs	53,220		0

Income before income taxes	382,485		430,848

Provision for income taxes	152,302		170,475

Net income attributable to UHS	$230,183		$260,373

	Twelve months ended December 31, 2010		Twelve months ended December 31, 2009
	Amount	Per Diluted Share	Amount	Per Diluted Share
Calculation of Adjusted Net Income Attributable to UHS
Net income attributable to UHS	$230,183	$2.34	$260,373	$2.64
Plus/minus adjustments:
Reduction of reserves relating to prior years for professional and general liability self-insured claims, net of income taxes	(28,113)	(0.28)	(14,168)	(0.14)
Reduction of reserves relating to prior years for workers’ compensation self-insured claims, net of income taxes			(4,350)	(0.05)
Acquisition transaction costs, net of income taxes	38,675	0.39	—	—
Write-off certain construction costs, net of income taxes	4,133	0.04	—	—
Charge recorded in connection with split-dollar life insurance agreements	9,207	0.09	—	—
(Favorable) Unfavorable discrete tax item	(4,331)	(0.04)	4,331	0.04

Subtotal after-tax adjustments to net income attributable to UHS	19,571	0.20	(14,187)	(0.15)

Adjusted net income attributable to UHS	$249,754	$2.54	$246,186	$2.49

Universal Health Services, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	December 31, 2010	December 31, 2009 (a)
Assets
Current assets:
Cash and cash equivalents	$29,474	$9,180
Accounts receivable, net	837,820	602,559
Supplies	94,330	84,272
Other current assets	130,060	27,270
Deferred income taxes	120,834	51,336
Assets of facilities held for sale	118,598	21,580

Total current assets	1,331,116	796,197

Property and equipment	4,853,972	3,738,818
Less: accumulated depreciation	(1,601,005)	(1,423,580)

	3,252,967	2,315,238

Other assets:
Goodwill	2,589,914	732,685
Deferred charges	108,660	8,643
Other	245,279	111,700

	$7,527,936	$3,964,463

Liabilities and Stockholders’ Equity
Current liabilities:
Current maturities of long-term debt	$3,449	$2,573
Accounts payable and accrued liabilities	819,334	578,617
Liabilities of facilities held for sale	3,516	0
Federal and state taxes	0	1,627

Total current liabilities	826,299	582,817

Other noncurrent liabilities	380,649	375,580
Long-term debt	3,912,102	956,429
Deferred income taxes	173,354	60,091

Redeemable noncontrolling interest	211,761	197,152

UHS common stockholders’ equity	1,978,772	1,751,071
Noncontrolling interest	44,999	41,323

Total equity	2,023,771	1,792,394

	$7,527,936	$3,964,463

(a)	Revised to reclassify $197.2 million of noncontrolling interests, which are redeemable outside of our control, from total equity to mezzanine equity. This revision did not affect UHS’s common stockholders’ equity. We do not believe this revision is material to the Condensed Consolidated Balance Sheet at December 31, 2009.

Universal Health Services, Inc.

Consolidated Statements of Cash Flows

(in thousands)

	Twelve months ended December 31,
	2010	2009
Cash Flows from Operating Activities:
Net income	$275,795	$304,247
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation & amortization	223,997	204,703
Net gain on sale of assets and businesses	(1,993)	(1,346)
Stock-based compensation expense	16,799	13,096
Changes in assets & liabilities, net of effects from acquisitions and dispositions:
Accounts receivable	22,726	(1,402)
Construction management and other receivable	0	29,519
Accrued interest	8,408	357
Accrued and deferred income taxes	132	14,930
Other working capital accounts	(26,437)	(18,828)
Other assets and deferred charges	11,539	6,699
Other	812	755
Accrued insurance expense, net of commercial premiums paid	19,739	44,314
Payments made in settlement of self-insurance claims	(50,173)	(55,782)

Net cash provided by operating activities	501,344	541,262

Cash Flows from Investing Activities:
Property and equipment additions, net of disposals	(239,274)	(379,748)
Acquisition of property and businesses	(1,958,298)	(12,499)
Proceeds received from sale of assets and businesses	21,460	9,770
Costs incurred for purchase and implementation of electronic health records applications	(17,971)	(7,957)

Net cash used in investing activities	(2,194,083)	(390,434)

Cash Flows from Financing Activities:
Reduction of long-term debt	(1,392,086)	(66,499)
Additional borrowings	3,266,146	26,069
Financing costs	(101,815)	0
Repurchase of common shares	(11,528)	(63,288)
Dividends paid	(19,422)	(16,706)
Issuance of common stock	3,594	3,290
Profit distributions to noncontrolling interests	(32,456)	(29,866)
Proceeds from sale of noncontrolling interest in majority owned business	600	0
Capital contributions from noncontrolling interests	0	121
Purchase of noncontrolling interest in majority owned business	0	(229)

Net cash provided by (used in) financing activities	1,713,033	(147,108)

Increase in cash and cash equivalents	20,294	3,720
Cash and cash equivalents, beginning of period	9,180	5,460

Cash and cash equivalents, end of period	$29,474	$9,180

Supplemental Disclosures of Cash Flow Information:
Interest paid	$76,900	$57,018

Income taxes paid, net of refunds	$152,088	$155,368

Universal Health Services, Inc.

Supplemental Statistical Information

(unaudited)

Same Facility:

	% Change Quarter Ended 12/31/2010	% Change 12 months ended 12/31/2010

Acute Care Hospitals
Revenues	2.3%	2.4%
Adjusted Admissions	-0.1%	1.3%
Adjusted Patient Days	0.3%	0.7%
Revenue Per Adjusted Admission	2.4%	1.0%
Revenue Per Adjusted Patient Day	2.0%	1.7%

Behavioral Health Hospitals

Revenues	5.9%	6.0%
Adjusted Admissions	5.1%	4.2%
Adjusted Patient Days	-0.4%	1.7%
Revenue Per Adjusted Admission	0.4%	1.4%
Revenue Per Adjusted Patient Day	5.9%	3.9%

UHS Consolidated

	Fourth Quarter Ended		Twelve months Ended
	12/31/2010	12/31/2009	12/31/2010	12/31/2009

Revenues	$1,559,453	$1,291,211	$5,568,185	$5,202,379
EBITDA (1)	209,036	161,824	737,220	681,361
EBITDA Margin (1)	13.4%	12.5%	13.2%	13.1%

Cash Flow From Operations	101,745	56,987	501,344	541,262
Days Sales Outstanding	43	43	43	42
Capital Expenditures	59,045	100,923	239,274	379,748

Total Debt			3,915,551	959,002
UHS Shareholders Equity			1,978,772	1,751,071
Total Debt / Total Capitalization			66.4%	35.4%
Total Debt / EBITDA (2)			5.31	1.41
Debt / Cash From Operations (2)			7.81	1.77

Acute Care EBITDAR Margin (3)	14.4%	13.5%	14.5%	15.3%
Behavioral Health EBITDAR Margin (3)	21.7%	24.5%	24.6%	24.8%

(1)	Net of Minority Interest and before the items indicated on the supplemental schedules booked in 2010 and 2009
(2)	Latest 4 quarters
(3)	Before Corporate overhead allocation, minority interest and prior year self insurance reserve adjustment booked in 2009

UNIVERSAL HEALTH SERVICES, INC.

SELECTED HOSPITAL STATISTICS

FOR THE THREE MONTHS ENDED

DECEMBER 31, 2010

AS REPORTED:

	ACUTE			BEHAVIORAL HEALTH
	12/31/10	12/31/09	% change	12/31/10	12/31/09	% change

Hospitals owned and leased	21	21	0.0%	179	84	113.1%
Average licensed beds	5,689	5,540	2.7%	13,750	8,054	70.7%
Patient days	284,534	289,469	-1.7%	885,807	530,927	66.8%
Average daily census	3,092.8	3,146.4	-1.7%	9,628.3	5,770.9	66.8%
Occupancy-licensed beds	54.4%	56.8%	-4.3%	70.0%	71.7%	-2.3%
Admissions	64,655	66,018	-2.1%	56,940	33,614	69.4%
Length of stay	4.4	4.4	0.4%	15.6	15.8	-1.5%

Inpatient revenue	$2,794,619	$2,471,016	13.1%	$916,831	$522,505	75.5%
Outpatient revenue	1,235,850	1,018,861	21.3%	111,874	73,255	52.7%
Total patient revenue	4,030,469	3,489,877	15.5%	1,028,705	595,760	72.7%
Other revenue	19,136	17,254	10.9%	24,131	8,120	197.2%
Gross hospital revenue	4,049,605	3,507,131	15.5%	1,052,836	603,880	74.3%

Total deductions	3,076,918	2,556,636	20.4%	474,299	272,925	73.8%

Net hospital revenue	$972,687	$950,495	2.3%	$578,537	$330,955	74.8%

SAME FACILITY:

	ACUTE			BEHAVIORAL HEALTH (1)
	12/31/10	12/31/09	% change	12/31/10	12/31/09	% change

Hospitals owned and leased	21	21	0.0%	81	81	0.0%
Average licensed beds	5,689	5,540	2.7%	8,011	7,902	1.4%
Patient days	284,538	289,469	-1.7%	527,850	528,430	-0.1%
Average daily census	3,092.8	3,146.4	-1.7%	5,737.5	5,743.8	-0.1%
Occupancy-licensed beds	54.4%	56.8%	-4.3%	71.6%	72.7%	-1.5%
Admissions	64,655	66,018	-2.1%	35,431	33,607	5.4%
Length of stay	4.4	4.4	0.4%	14.9	15.7	-5.3%

(1)	Ascent, Crescent Pines and the Hope program are excluded in both current and prior years. Coastal Behavorial is included in March 1st thru year to date. Centennial Peaks is included in July 1st thru year to date. Springwoods Behavorial is included in September 1st thru year to date. Facilities acquired in acquisition of Psychiatric Solutions are excluded in current and prior years.

UNIVERSAL HEALTH SERVICES, INC.

SELECTED HOSPITAL STATISTICS

FOR THE TWELVE MONTHS ENDED

DECEMBER 31, 2010

AS REPORTED:

	ACUTE			BEHAVIORAL HEALTH
	12/31/10	12/31/09	% change	12/31/10	12/31/09	% change

Hospitals owned and leased	21	21	0.0%	179	84	113.1%
Average licensed beds	5,689	5,484	3.7%	9,427	7,921	19.0%
Patient days	1,155,987	1,166,704	-0.9%	2,507,046	2,105,625	19.1%
Average daily census	3,167.1	3,196.4	-0.9%	6,868.6	5,768.8	19.1%
Occupancy-licensed beds	55.7%	58.3%	-4.5%	72.9%	72.8%	0.0%
Admissions	264,470	265,244	-0.3%	166,434	136,639	21.8%
Length of stay	4.4	4.4	-0.6%	15.1	15.4	-2.3%

Inpatient revenue	$10,890,171	$9,901,032	10.0%	$2,566,366	$2,075,141	23.7%
Outpatient revenue	4,771,070	4,100,427	16.4%	350,192	282,473	24.0%
Total patient revenue	15,661,241	14,001,459	11.9%	2,916,558	2,357,614	23.7%
Other revenue	71,004	70,879	0.2%	46,638	31,728	47.0%
Gross hospital revenue	15,732,245	14,072,338	11.8%	2,963,196	2,389,342	24.0%

Total deductions	11,830,430	10,261,510	15.3%	1,327,741	1,074,313	23.6%

Net hospital revenue	$3,901,815	$3,810,828	2.4%	$1,635,455	$1,315,029	24.4%

SAME FACILITY:

	ACUTE			BEHAVIORAL HEALTH (1)
	12/31/10	12/31/09	% change	12/31/10	12/31/09	% change

Hospitals owned and leased	21	21	0.0%	81	81	0.0%
Average licensed beds	5,689	5,484	3.7%	7,851	7,768	1.1%
Patient days	1,155,987	1,166,704	-0.9%	2,130,870	2,094,115	1.8%
Average daily census	3,167.1	3,196.4	-0.9%	5,838.0	5,737.3	1.8%
Occupancy-licensed beds	55.7%	58.3%	-4.5%	74.4%	73.9%	0.7%
Admissions	264,470	265,244	-0.3%	142,384	136,579	4.3%
Length of stay	4.4	4.4	-0.6%	15.0	15.3	-2.4%

(1)	Ascent, Crescent Pines and the Hope program are excluded in both current and prior years. Coastal Behavorial is included in March 1st thru year to date. Centennial Peaks is included in Jul 1st thru year to date. Springwoods Behavorial is included in September 1st thru year to date. Facilities acquired in acquisition of Psychiatric Solutions are excluded in current and prior years.